DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
December 18, 2020
Callon Petroleum Company
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042
Ladies and Gentlemen:
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Callon Petroleum Company, to be filed on or about December 18, 2020 (the “Registration Statement”), of all references to the name of DeGolyer and MacNaughton; to references to DeGolyer and MacNaughton in the Registration Statement, including under the heading “Experts”; and to the use of our reports for the years ended December 31, 2017, December 31, 2018, and December 31, 2019, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the United States Securities and Exchange Commission on February 28, 2020.
Very truly yours,
/s/DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716